Exhibit 99.1

Hello, and welcome to our Q2 fiscal 2010 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer, and Jim Rallo, our Treasurer and Chief Financial Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management’s views as of today, May 6, 2010, only and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today’s press release and our filings with the SEC, including our most recent annual report on Form 10-K.

As you listen to today’s call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter.

During this call, we will discuss certain non-GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors.  This supplemental operating data includes Gross Merchandise Volume and should not be considered a substitute for, or superior to, GAAP results.

At this time, I’d like to turn the presentation over to our CEO, Bill Angrick.

Good afternoon and welcome to our Q2 earnings call.

I’ll begin this session by reviewing our Q2 financial performance and then provide context on our strategy and where we stand in our company’s overall development. Finally, I will turn it over to Jim for more details on the quarter and on our outlook for the year.

Q2 was a very productive quarter for LSI as we exceeded our guidance range while continuing to make important investments for the future. Q2-10 GMV was up 16% YOY to $105 million, driven by strong performance across our online marketplaces.  Adjusted EBITDA of $10.2 million was up 87% YOY and Adjusted EPS, which excludes non-cash compensation expenses, was $0.18 up 100% YOY. We are delighted that more commercial and government sellers and buying customers have discovered the efficiency of our online marketplaces and this has helped generate strong financial results for our shareholders.

Let me briefly revisit our strategy and where we stand in our company’s development.

LSI was founded to bring transparency, innovation and greater efficiencies to the highly fragmented $70 billion reverse supply chain market. To address the challenges faced by this industry, our team developed an innovative technology solution and scalable online marketplaces that uniquely address the needs of retailers, manufacturers and government agencies. Since our inception we have focused on delivering a superior service to our clients and buying customers. In turn, this has allowed us to steadily develop a large, trusted, global network of sellers and buyers in many important product verticals, including: consumer electronics, apparel and accessories, general merchandise and capital assets, such as store fixtures, rolling stock and industrial equipment. Our online marketplaces have enabled sellers and buyers to transcend local marketplaces and reliably conduct transactions for valuable assets in days where previously it may have taken months. Our focus on adding new sellers and expanding the volumes sold in our marketplaces has continued to attract new buyer demand which in turn attracts more sellers. Corporations and government agencies are attracted to our marketplaces not only because it is good for business but because it is vital to their environmental sustainability initiatives. In fact, our technology solution and global network of buyers has created new markets for used, salvage and scrap assets that otherwise would be discarded in the nation’s waste stream.

The benefits of our relentless pursuit of this strategy are clear: we have the most effective solution in the marketplace that has attracted the largest network of sellers and buyers resulting in a very strong competitive position; we have a proven business model with operating leverage, increasing cash flows and improving margins; and we possess proprietary data and technology solutions that add further value to our sellers and buyers creating strong barriers to entry over time.

In summary, our strategy of bringing transparency and innovation to the reverse supply has translated into a valuable business franchise for our shareholders.

Next, I would like to address where we stand in our company’s development. At the time of our 2006 IPO we communicated our goal of creating a $1 billion enterprise. So where do we stand? At our current run rate we are approaching the half-way point to our initial $1 billion annual GMV target. In fact, since FY2007 we have nearly doubled our annual GMV from $233 million and doubled our annual adjusted EBITDA from $20 million.

We are excited by our momentum. Our innovative technology solution has attracted thousands of loyal government and commercial sellers, including 7 of the top ten US retailers. The reliability and convenience of our solution has attracted over 1.3 million buyers from around the world.  Given our progress, our team not only has confidence that we will achieve our original goal of creating a $1 billion enterprise, but with our first mover advantage and focus we have the opportunity to permanently transform the reverse supply chain market that is still in its infancy

For example, despite our progress over the past decade, we estimate that we have captured less than 2% of this marketplace.

Like many large, fragmented industries, the reverse supply chain market is still very immature and, in many instances, resistant to change. Yet, our growing roster of prestigious corporate and government clients combined with the reach and transparency of our buyer base is breaking down old paradigms and accelerating the pace of adoption of our technology solution for surplus goods.

Moreover, we continue to innovate and expand our offering of software tools and services to clients and buying customers who participate and transact in our marketplaces. For example, we track and monitor data associated with thousands of SKUs flowing through our marketplace to support the decision making of our retail and government clients regarding the management of their supply chain. The insight gained from our proprietary data is highly valuable and we believe will increase the pace of adoption of our solution over time. We have also pursued numerous internal growth initiatives such as the redesign of the layout and search functionality in our online marketplaces which has simplified the process for existing customers and improved the experience for new users. We expect these changes to have a positive impact on our retention and conversion rates and ability to scale our business.

In closing, we have the leading technology solution in a large, fragmented market that is still in its infancy. We continue to expand our market share through innovation and customer focus which has created an increasing network effect among buyers and sellers in the reverse supply chain. Finally, we have the financial strength and managerial depth to invest in future growth to create long term value for our customers and stockholders.

While we are very proud of our past accomplishments the future is even brighter for LSI. Our entire team of associates, now over 700 strong, looks forward to working together this year to expand our business, while maintaining the highest standards of integrity, service and quality. Now let me turn it over to Jim for a more detailed review of our financial results and outlook.

Thanks, Bill.

As we indicated on our last call, we expected to resume growth in fiscal year 2010. We are pleased that more commercial and government sellers and buyers are choosing to participate in our online marketplaces. Our record quarterly results and increased guidance ranges reflect both market share gains and our continued focus on enhancing service levels and operating efficiencies across our entire business.  Our strategy of bringing innovative technology to the reverse supply chain market and our efficient business model has translated into strong results for stockholders. Trailing 12 month EBITDA has improved to $34.7 million and trailing 12 month operating cash flow has improved to $26.8 million.

We also continued to make important investments in Q2 to support our future growth.

We rolled out our new Buyer User Experience tools and enhancements on our Liquidation.com marketplace. These tools have resulted in improved conversion on the site among new and existing users as well as improved auction participation. We are excited that these investments and insights have application to all of our online marketplaces which we intend to leverage over time.

Investments in our online financial settlement software and reporting tools continued to drive an improved customer experience in our GovDeals.com marketplace for State and Local governments. Adoption of our online financial settlement services has continued to increase due to the time savings and convenience experienced by buyers and sellers. As a result average fees for our GovDeals marketplace as a percent of gross merchandise volume, or GMV, have increased by 20% to 9.0% in Q2 from 7.5% in the prior year period.

We also continue to make progress in our U.K. business in system and process enhancements, as well as improved product flow from our top U.K. retail clients, which supports our previously disclosed plan to be profitable, again in the U.K., by the end of the fiscal year. We recently rolled out our Liquidation.com brand and technology platform in the UK, which we expect to refine and grow over time with European sellers and buyers.

Next I will comment on our Q2 financial results.

Total GMV increased to a record $105.5 million up 16% YOY.

GMV in our US commercial business increased to a record $43 million up 11.4% YOY as a result of launching several new programs for large retailers as we continued to drive adoption of our technology platform in the reverse supply chain market.

GMV in our scrap business increased to $17.7 million up 87.4% as a result of increasing commodity prices and a mix shift to higher value metals.

GMV in our GovDeals business was $19.7 million up 2% as many of our larger clients were operationally impacted by the adverse weather during quarter.

Total revenue increased to $75.8 million up 27% primarily due to (1) a 25.9% increase in our U.S. commercial business, which had a higher mix of clients utilizing the purchase model and (2) the increase in our scrap business previously discussed.

Technology and operations expenses increased by 4.1% to $12.2 million, primarily due to increases in staff wages, including stock based compensation. As a percentage of revenue, these expenses decreased to 16.0% from 19.6%.

Sales and marketing expenses increased by 12%, to $5.0 million primarily due to the hiring of additional personnel. As a percentage of revenue, these expenses decreased to 6.6% from 7.5%.

General and administrative expenses increased by 26.2%, to $6.5 million primarily due to (1) $0.3 million associated with increases in staff wages; (2) $0.6 million associated with stock based compensation; and (3) $0.4 million associated with general corporate overhead. As a percentage of revenue, these expenses were consistent at 8.6%.

The Company continues to demonstrate strong cash flow generation and growth.  Although we experienced a greater mix of purchase business during the quarter we achieved record inventory turnover within our commercial business and our overall working capital continues to be a source of cash. During Q2, LSI generated $12.2 million of operating cash flow up 116% and over the last 12 months LSI has generated $26.8 million of operating cash flow.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or adjusted EBITDA grew 87.3% to a record $10.2 million. Our investments in improving service levels and operating efficiencies have enabled us to expand our margins. Adjusted EBITDA margins improved sharply to 13.5% in Q2 from 10.0% in the prior year period year based on revenues and to 9.7% from 6.9% in the prior year period based on GMV.  These efficiency gains have driven strong results for shareholders as we have generated $34.7 million of adjusted EBITDA over the last twelve months.

Adjusted net income grew 95.6% to a record $4.9 million and adjusted diluted earnings per share grew 100% to a record $0.18 from $0.09 in the prior year period, based on approximately 27.2 million and 28.0 million diluted weighted average shares outstanding, respectively.

The Company continues to have a strong balance sheet.  At March 31, 2010, LSI had $68.5 million of cash or approximately $2.50 per share in cash, current assets of $100.1 million and total assets of $146.8 million.  The Company continues to be debt free.

Capital expenditures during the three months ended March 31, 2010 were $1.1 million.  We expect capital expenditures to be $4.0 to $4.5 million for the fiscal year ended September 30, 2010.

Management is providing the following guidance for the next quarter and fiscal year 2010.

We expect GMV for fiscal year 2010 to range from $360 million to $400 million.  We expect GMV for the fiscal third quarter of 2010 to range from $90 million to $100 million. We have recently launched several programs with large commercial clients, which we expect will partially offset the seasonality that we typically experience in our commercial business during the June and September quarters.  Our guidance also reflects that we do not expect to continue to receive the same volume of high value rolling stock or the same mix of more valuable metals such as inconel, brass and copper under our Surplus and Scrap programs, respectively.

We expect adjusted EBITDA for fiscal year 2010 to range from $31 million to $35 million, which is an increase from our prior guidance range of $26 million to $30 million.  We expect adjusted EBITDA for the fiscal third quarter of 2010 to range from $7 million to $9 million.

We estimate adjusted earnings per diluted share for fiscal year 2010 to range from $0.52 to $0.60, which is an increase from our prior guidance range of $0.40 to $0.48.  For the fiscal third quarter of 2010, we estimate adjusted earnings per diluted share to range from $0.11 to $0.15.  This guidance reflects the recent impact of our stock repurchase program under which we repurchased 309,956 shares for approximately $3.8 million, during the prior quarter, however it does not assume that we will continue to repurchase shares under the program.  On February 2, 2010, the Company’s Board of Directors approved an additional $10.0 million for the share repurchase program, resulting in $7.2 million currently available.

Our guidance adjusts EBITDA and Diluted EPS for the effects of stock-based compensation, which we estimate to be approximately $2.0 million to $2.5 million per quarter for the remaining two quarters of fiscal year 2010.  The Company expects its trend of increasing stock-based compensation costs to moderate in fiscal year 2011.

Bill and I will now answer any questions.